As filed with the Securities and Exchange Commission on November 12, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

eDiets.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	56-0952883
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1000 Corporate Drive, Suite 600

Fort Lauderdale, FL 33334

Telephone: (954) 360-9022

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kevin N. McGrath, Chief Executive Officer

eDiets.com, Inc.

1000 Corporate Drive, Suite 600

Fort Lauderdale, FL 33334

Telephone: (954) 360-9022

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew B. Kingston, Esq.	Kara L. MacCullough, Esq.
eDiets.com, Inc.	Holland & Knight, LLP
1000 Corporate Drive, Suite 600	1 E. Broward Blvd., Suite 1300
Fort Lauderdale, FL 33334	Ft. Lauderdale, FL 33301
Telephone: (954) 703-6375	Telephone: (954) 525-1000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering Price (2)	Amount of Registration fee (3)
Common Stock, par value $0.001 per share	5,000,000 shares	$1.62	$8,100,000	$451.98

(1)	Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.
(2)	Estimated solely for purposes of determining the registration fee and computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low prices of the common stock on November 11, 2009, as reported on The Nasdaq Capital Market
(3)	The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933 based on the maximum aggregate offering price of the common stock listed.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated November 12, 2009

PROSPECTUS

eDiets.com, Inc.

5,000,000 shares of common stock

We may offer and sell from time to time up to 5,000,000 shares, in the aggregate, of our common stock, $0.001 par value.

This prospectus is part of a registration statement that we filed with the SEC using the shelf registration process. We will provide specific terms of these shares and the offering in supplements to this prospectus for each offering of our common stock. Any prospectus supplement may also add, update or change information in this prospectus. This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement.

We will sell these securities directly to investors, through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters, the specific terms of the plan of distribution and any applicable fees, commissions or discounts.

Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “DIET.” On November 11, 2009, the last reported sale price for our common stock reported on Nasdaq was $1.57 per share.

The aggregate market value of our outstanding common stock held by non-affiliates is $18,849,802 based on 29,048,512 shares of outstanding common stock, of which 12,006,243 are held by non-affiliates, and a per share price of $1.57 based on the closing sale price of our common stock on November 11, 2009. We have not offered any securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus.

This offering involves material risks. See “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November     , 2009.

If it is against the law in any state to make an offer to sell these shares, or to solicit an offer from someone to buy these shares, then this prospectus does not apply to any person in that state, and no offer or solicitation is made by this prospectus to any such person.

You should rely only on the information contained in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

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ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” using a “shelf” registration process. Under this shelf process, we may, from time to time, sell our common stock as described in this prospectus in one or more offerings up to a total amount of 5,000,000 shares.

This prospectus, together with the documents incorporated by reference into this prospectus, provides you with a general description of our common stock and the offering. Each time we offer common stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. We will file each prospectus supplement with the SEC. You should read both this prospectus and the applicable prospectus supplement together with additional information described under the heading “Incorporation by Reference” in this prospectus.

We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

Unless the context otherwise requires, the terms “we,” “our,” “us,” the “Company” and “eDiets” refer to eDiets.com, Inc. and its consolidated subsidiaries.

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COMPANY INFORMATION

Our Business

Products and Services

eDiets.com, Inc. leverages the power of technology to bring weight loss solutions to both consumers and businesses. We generate revenue in four ways.

•	We sell digital weight-loss programs.
•	We offer a nationwide weight loss oriented meal delivery service.
•	We derive licensing revenues for the use of our intellectual property and development revenues related to the planning, design and development of private-label nutrition Web sites.
•	We sell advertising throughout our content assets, which are our diet, fitness and healthy lifestyle-oriented Web sites.

Subscription Business

We have been offering digital subscription-based plans in the United States since 1998, when we launched our first diet plan. Our digital diet plans are personalized according to an individual’s weight goals, food and cooking preferences and include the related shopping lists and recipes. eDiets offers a variety of approximately twenty different digital diet plans, some of which we have developed and some of which we have licensed from third parties under exclusive arrangements. We also offer a subscription-based nationwide weight loss oriented meal delivery service.

Subscribers to our digital diet and meal delivery plans are acquired through our own advertising or through co-marketing arrangements with third parties. In addition to a digital diet or meal delivery product, they receive access to support offerings including interactive online information, communities and education as well as telephone and online support. eDiets offers message boards on various topics of interest to our subscribers, online meetings presented by licensed mental health counselors, registered dietitians and certified fitness trainers and the resources of approximately 30 customer service representatives, nutritionists and fitness personnel.

Digital subscription programs ranging from four weeks to 52 weeks are billed in advance in varying increments of time. Substantially all of our digital subscribers purchase programs via credit/debit cards, with renewals billed automatically, until cancellation.

Meal delivery subscribers purchase a full week or five days of prepared breakfasts, lunches, and dinners, supplemented by snacks that are generally shipped to arrive within two or three days.

License Business

Our eDiets Corporate Services subsidiary is actively engaged in providing private label online nutrition, fitness and wellness programs to companies mainly in the health insurance, pharmaceutical and food industries.

Content Business

Our advertising sales revenues are derived from our flagship Web site, www.eDiets.com. The site includes free, regularly updated content developed primarily by our in-house editorial staff. Content is grouped into “channels” including Diet & Nutrition, Fitness, Mind & Body, Health, Food & Recipes and Success Stories.

Additional advertising revenues are generated through placements in our free opt-in email newsletters and through placements within the subscription sales process.

Our principal executive offices are located at 1000 Corporate Drive, Suite 600, Fort Lauderdale, FL 33334. Our telephone number is: (954) 360-9022.

RISK FACTORS

An investment in our securities involves a high degree of risk and should be considered only by those persons who are able to afford a loss of their entire investment. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by any forward-looking statement. In particular, you should consider the numerous risks outlined below. Those risk factors are not exhaustive. Other sections of this prospectus, any prospectus supplement and the documents incorporated by reference may include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. In evaluating our business, prospective investors should carefully consider the risk factors in addition to the other information included or incorporated by reference in this prospectus.

We have experienced recurring operating losses and our liquidity has been significantly reduced.

For the year ended December 31, 2008, we had a net loss of $19.8 million, and we used $8.2 million of cash in operations. For the nine months ended September 30, 2009, we had a net loss of $8.8 million, and we used $2.7 million of cash in operations. As of December 31, 2008, we had an accumulated deficit of $48.1 million and a total stockholders’ deficit of $2.8 million. As of September 30, 2009, we had an accumulated deficit of $56.8 million and a total stockholders’ deficit of $9.1 million. As of December 31, 2008 and September 30, 2009, we had unrestricted cash of $2.5 million and $1.0 million, respectively.

Due to uncertainty about our ability to meet our current operating expenses and capital expenditures, in our report on the annual financial statements for the year ended December 31, 2008, our independent auditors included an explanatory paragraph regarding our ability to continue as a going concern.

The continuation of our business is dependent upon raising additional financial support. The additional financing may be provided by common stock, debt, project financing, joint venture projects, a strategic alliance or business combination, or a combination of these. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of purchasers of stock in this offering.

Management has plans to seek additional capital through a private placement or public offering of our common stock. There can be no assurances that we will be successful in raising additional cash to finance operations. If we are not successful, we will be required to reduce operations and/or liquidate assets and/or seek relief through a filing under the U.S. Bankruptcy Code. Our consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.

Economic conditions are adversely affecting consumer discretionary spending and may continue to negatively impact our business and operating results.

Because our meal delivery offerings consist of freshly prepared meals, they are priced higher than our major competitors such as Nutrisystem and Jenny Craig. The success of our meal delivery business is therefore dependent on customers’ willingness and ability to invest a larger percentage of discretionary spending in our meal delivery products than may be required with our competitors’ products. Because discretionary spending is influenced by general economic conditions, consumer confidence and the availability of discretionary income, a protracted economic slowdown, increased unemployment, decreased salaries and wage rates, increased energy prices, inflation, rising interest rates or other industry-wide cost pressures adversely affect consumer behavior and decrease consumer discretionary spending. A decline in our customers’ discretionary spending could adversely affect our business, financial condition, operating results and cash flows. If this difficult economic situation continues for a prolonged period of time or deepens in magnitude, our business and results of operations could be materially affected.

Our future growth and profitability will depend in large part upon the effectiveness and efficiency of our marketing expenditures and our ability to select the right markets and media in which to advertise.

Our future growth and profitability will depend in large part upon the effectiveness and efficiency of our marketing expenditures, including our ability to:

•	create greater awareness of our brand and our program;
•	identify the most effective and efficient level of spending in each market, media and specific media vehicle;
•	determine the appropriate creative message and media mix for advertising, marketing and promotional expenditures;
•	effectively manage marketing costs (including creative and media) in order to maintain acceptable customer acquisition costs;
•	select the right market, media and specific media vehicle in which to advertise; and
•	convert consumer inquiries into actual orders.

Our planned marketing expenditures may not result in increased revenue or generate sufficient levels of brand name and program awareness. We may not be able to manage our marketing expenditures on a cost-effective basis whereby our customer acquisition cost may exceed the contribution profit generated from each additional customer.

As the largest stockholder, Prides Capital Partners, LLC (“Prides”) has significant influence over our company.

Prides will own approximately 57% of our outstanding common stock in the event all warrants are exercised. Therefore, as a practical matter, Prides will have significant influence over the outcome of any shareholder vote, including the election of directors and the approval of mergers or other business combination transactions. Additionally, concentration of control in one stockholder may discourage potential investors from providing additional financing if we need it. The Company Purchase Agreement also affords Prides certain participation rights and anti-dilution protections which could make it more difficult for us to obtain additional financing or to effect a merger or other business combination transaction. In addition, under the terms of the Company Purchase Agreement, as long as Prides owns at least 5% of our outstanding common stock, the following require the approval of a majority vote of our board of directors, which majority must include at least one Prides director:

•

authorize, create, designate, establish or issue any other class or series of capital stock ranking senior to our capital stock as to dividends or upon liquidation, or reclassification of any shares of our capital stock into shares having any preference or priority as to dividends or upon liquidation superior to any such preference or priority of our common stock;

•	adopt a plan for the liquidation, dissolution or winding up of the affairs of our company or any recapitalization plans;
•	amend, alter or repeal, whether by merger, consolidation or otherwise our Certificate of Incorporation;
•	alter or change the rights, preferences or privileges of our common stock or the warrants issued to Prides; or
•

directly or indirectly, declare or pay any dividend (other than dividends payable in shares of our common stock) or directly or indirectly purchase, redeem, purchase or otherwise acquire any share of our common stock (except for shares of our common stock repurchased from current or former employees, consultants, or directors upon termination of service in accordance with plans approved by our board of directors (whether in cash, securities or property or in our obligations).

Our Senior Secured Notes held by Prides place certain limitations on our company.

We have borrowed $15.1 million from Prides in the form of three Senior Secured Notes (the “Notes”) which place certain limitations on our ability to obtain financing, sell equity or to effect a merger or other business combination transaction. The Notes and related agreements restrict our ability to enter into various transactions including, in the aggregate, capital leases in excess of $2 million, other forms of indebtedness in excess of $250,000, and total investments in excess of $250,000. Additionally, we granted Prides a security interest in all of our equipment, inventory, accounts, receivables, trademarks, copyrights, trade secrets, certain pledged equity, certain pledged debt, and certain pledged intellectual property. Furthermore, two of the Notes, with an aggregate value of $5.1 million, require pre-payment in the event of any public or private sale of equity by the Company. Prides has agreed to waive its rights to require pre-payment of these Notes in connection with any offering done pursuant to this prospectus.

We have no long-term credit facility or other source of long-term funding other than the Notes held by Prides, and we have approximately $15.5 million of principal and accrued interest on our Note that will mature on August 31, 2010.

We have no long-term credit facility or other source of long-term funding other than the Notes held by Prides. The first of our Notes issued to Prides (which are secured by substantially all of our assets) will mature on August 31, 2010. At that time, we must repay the original principal amount of $10.0 million, together with accrued interest of approximately $5.5 million. We do not believe that our cash flows from operations alone will be sufficient to support repayments and otherwise satisfy our repayment obligation under this Note. Prior to the maturity date of this Note, we intend to reach an agreement with Prides to refinance the amounts due, together with some or all of the amounts payable under the remaining Notes, or to convert these amounts into equity. There can be no assurance that we will be able to enter into an agreement with Prides on satisfactory terms or at all. Our failure to pay all amounts when due under the Note maturing on August 31, 2010 would constitute an event of default entitling Prides, among other things, to accelerate our indebtedness under the remaining Notes and exercise its rights as a secured creditor. Furthermore, even if we are able to refinance Prides’ outstanding Notes we will need additional financing to continue our operations. If Prides is unable or unwilling to provide such additional financing we will need to obtain such financing from a third party. Based on our current financial condition, we may be unable to obtain such financing on commercially reasonable terms if at all. If we are unable to obtain third party financing, we will be required to pursue one or more alternative strategies, such as seeking additional equity capital, reducing operations, liquidating assets, or seeking relief through a filing under the U.S. Bankruptcy Code. Any such actions could adversely affect our financial condition and the value of our common stock.

We face significant competition.

Competition is intense in the weight management industry and we must remain competitive in the areas of program efficacy, price, taste, customer service and brand recognition. In addition to Weight Watchers® International, Inc., Waterfront Media, Inc. and NutriSystem, Inc., we currently compete with several Internet sites that provide diet and nutrition information, including WeightWatchers.com. We know of several other online competitors aggressively marketing online programs which may be somewhat similar to ours, including some that are offered at no charge to the customer.

Increased competition and a proliferation of free online diet plans could result in reductions in the prices we receive for our programs, lower margins, loss of customers and reduced visitor traffic to our Web site.

Several of our existing competitors and potential competitors have longer operating histories, greater name recognition and significantly greater financial, technical and marketing resources and may be able to devote greater resources for the development and promotion of their services and products. These competitors may also engage in more extensive marketing and advertising efforts, adopt more aggressive pricing policies and make more attractive offers to advertisers and alliance partners. Accordingly, we may not be able to compete successfully.

We rely on third parties to provide us with adequate food supply and certain fulfillment, the loss of which could cause our revenue, earnings or reputation to suffer.

Food Manufacturer. We currently depend on a single third party meal delivery vendor, with its operations centered in one location, to manufacture and fulfill a large majority of our prepared meals. If we are unable to obtain sufficient quantity, quality and variety of food and fulfillment of customer orders in a timely and low-cost manner from this manufacturer, we will be unable to adequately fulfill our customers’ orders which would adversely affect our operating results and damage the value of our brand.

Freight and Fulfillment. Our orders are shipped by one third-party, FedEx. Should FedEx be unable to service our needs for even a short duration, our revenue and business could be harmed. Additionally, the cost and time associated with replacing FedEx on short notice would add to our costs. Any replacement fulfillment provider would also require startup time, which could cause us to lose sales and market share.

Therefore, we are dependent on maintaining good relationships with these third parties. The services we require from these parties may be disrupted by a number of factors associated with their businesses, including the following:

•	labor disruptions;
•	delivery problems;
•	financial condition of operations;
•	internal inefficiencies;
•	equipment failure;

•	natural or man-made disasters; and
•	with respect to our food supplier, shortages of ingredients or United States Department of Agriculture (“USDA”) and United States Food and Drug Administration (“FDA”) compliance issues.

We depend heavily on our network infrastructure and its failure could result in unanticipated expenses and prevent our subscribers from effectively utilizing our services, which could negatively impact our ability to attract and retain subscribers and advertisers.

Our ability to successfully create and deliver our content depends in large part on the capacity, reliability and security of our networking hardware, software and telecommunications infrastructure. Failures of our network infrastructure could result in unanticipated expenses to address such failures and could prevent our subscribers from effectively utilizing our services, which could prevent us from retaining and attracting subscribers and advertisers. The hardware infrastructures on which our system operates are located in Saint Louis, Missouri, Miami, Florida and Lithia Springs, Georgia. We do not currently have a formal disaster recovery plan. Our system is susceptible to natural and man-made disasters, including war, terrorism, earthquakes, fires, floods, power loss and vandalism. Further, telecommunications failures, computer viruses, electronic break-ins or other similar disruptive problems could adversely affect the operation of our systems. Our insurance policies may not adequately compensate us for any losses that may occur due to any damages or interruptions in our systems. Accordingly, we could incur capital expenditures in the event of unanticipated damage.

In addition, our subscribers depend on Internet service providers, or ISPs, for access to our Web site. In the past, ISPs and Web sites have experienced significant system failures and could, in the future, experience outages, delays and other difficulties due to system failures unrelated to our systems. These problems could harm our business by preventing our subscribers from effectively utilizing our services.

Problems with the performance and reliability of the Internet infrastructure could adversely affect the quality and reliability of the services we offer our subscribers and advertisers.

We depend significantly on the Internet infrastructure to deliver attractive, reliable and timely e-mail messages to our subscribers. If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth, and its performance and reliability may decline, which could adversely affect our ability to sustain revenue growth. Among other things, continued development of the Internet infrastructure will require a reliable network backbone with necessary speed, data capacity and security. Currently, there are regular failures of the Internet network infrastructure, including outages and delays, and the frequency of these failures may increase in the future. These failures may reduce the benefits of our services to our subscribers and undermine our advertising partners’ and our subscribers’ confidence in the Internet as a viable commercial medium. In addition, the Internet could lose its viability as a commercial medium due to delays in the development or adoption of new technology required to accommodate increased levels of Internet activity or due to government regulation. These factors could adversely affect our business by adversely affecting the quality and reliability of the services we offer our customers.

The unauthorized access of confidential member information that we transmit over public networks could adversely affect our ability to attract and retain subscribers.

Our subscribers transmit confidential information to us over public networks, and the unauthorized access of such information by third parties could harm our reputation and significantly hinder our efforts to attract and retain subscribers. We rely on a variety of security techniques and authentication technology licensed from third parties to provide the security and authentication technology to effect secure transmission of confidential information, including customer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in a compromise or breach of the technology we use to protect customer transaction data and adversely affect our ability to attract and retain customers.

We may fail to manage our expansion and expected growth effectively, which could strain our resources and could impair the expansion of our business.

Failure to manage our growth effectively could adversely affect our ability to attract and retain our subscribers and advertising partners. We have increased the scope of our operations, including our technology, sales, administrative and marketing organizations. These factors have placed, and will continue to place, a significant strain on our management systems and resources. We will need to continue to improve our operational, financial and managerial controls and reporting systems and procedures to expand, train and manage our workforce in order to manage our expected growth.

Because of volatility in the advertising markets which we target, we may not be able to effectively attract and retain subscribers.

We are currently dependent in large part on the online advertising market to attract and retain subscribers to our digital plans and meal delivery service. We expect competitive pressures to continue to increase in the future which may result in higher costs in the online advertising market, thereby significantly impacting our costs to acquire and retain subscribers. Although we are currently developing alternative channels of customer acquisition, including television, print and radio advertising, there can be no assurance that these measures will as effectively attract and retain subscribers as have our online advertising programs in the past.

We may have to litigate to protect our rights or to defend claims brought against us by third parties, and such litigation may subject us to significant liability and be time consuming and expensive.

We face a substantial risk of litigation, including litigation regarding intellectual property rights in Internet-related businesses. Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related businesses are uncertain and still evolving. We may have to litigate in the future to enforce our intellectual property rights, protect our trade secrets or defend ourselves against claims of violating the proprietary rights of third parties.

We also face the risk of having to defend against lawsuits brought by third parties related to our business activities. For example, we depend heavily on Internet advertising, and we have been involved in both civil litigation and administrative proceedings arising out of pop-up ads and other advertising practices, in both cases brought by one of our competitors. If the outcome of similar proceedings that we may face in the future were to make certain types of advertising unavailable to us, then our marketing may become less effective and our financial results could suffer.

Any of this type of litigation may subject us to significant liability for damages, result in invalidation of our proprietary rights, be time-consuming and expensive to defend, even if not meritorious, and result in the diversion of management time and attention. Any of these factors could adversely affect our business operations and financial results and condition.

If we pursue competitive advertising, we may be subject to litigation from our competitors.

If we pursue competitive advertising, our competitors may pursue litigation regardless of its merit and chances of success. Competitive advertising may include advertising that directly or indirectly mentions a competitor or a competitor’s weight loss program in comparison to our program. Defending such litigation may be lengthy and costly, strain our resources and divert management’s attention from their core responsibilities, which would have a negative impact on our business.

We may be subject to health-related claims from our customers.

Our weight loss program does not include medical treatment or medical advice, and we do not engage physicians or nurses to monitor the progress of our customers. Many people who are overweight suffer from other physical conditions, and our target consumers could be considered a high-risk population. A customer who experiences health problems could allege or bring a lawsuit against us on the basis that those problems were caused or worsened by participating in our weight management program. Currently, we are neither subject to any such allegations nor have we been named in any such litigation. However, if we were, we would defend ourselves against such claims. Defending ourselves against such claims, regardless of their merit and ultimate outcome, would likely be lengthy and costly, and adversely affect our results of operations. Further, our general liability insurance may not cover claims of these types.

If we cannot protect and enforce our trademarks and other intellectual property rights, our brand and our business will suffer.

We believe that our trademarks and other proprietary rights are important to our success and competitive position. The actions we take to establish and protect our trademarks and other proprietary rights may prove to be inadequate to prevent imitation of our products or services or to prevent others from claiming violations of their trademarks and proprietary rights by us. In addition, others may develop similar trademarks or other intellectual property independently or assert rights in our trademarks and other proprietary rights. If so, third parties may seek to block or limit sales of our products and services based on allegations that use of some of our marks or other intellectual property constitutes a violation of their intellectual property rights. If we cannot protect our trademarks and other intellectual property rights, or if our trademarks or other intellectual property rights infringe upon the rights of third parties, the value of our brand may decline, which would adversely affect our results of operations.

Our industry is subject to governmental regulation that could increase in severity and hurt results of operations.

Our industry is subject to federal, state and other governmental regulation. For example, some advertising practices in the weight loss industry have led to investigations from time to time by the FTC and other governmental agencies. Many companies in the weight loss industry have entered into consent decrees with the FTC relating to weight loss claims and other advertising practices. The FTC has recently published revisions to its Guides Concerning the Use of Endorsements and Testimonials in Advertising. Among other things, the revised Guides require us to monitor the activities of bloggers and other third parties over whom we have limited control. Our inability to do so effectively could lead the FTC to bring administrative or legal action against us. Further, the revised Guides significantly affect our ability to advertise the successes our customers have achieved in losing weight through our programs. For example, we are no longer able to include the phrase “results not typical” in advertisements describing our customers’ successes. Uncertainties surrounding the application of the revised Guides may adversely affect our ability to advertise our programs effectively and may require us to incur significant additional costs. In addition, regulation of advertising practices in the weight loss industry may increase in scope or severity in the future, which could have a material adverse impact on our business.

Other aspects of our industry are also subject to government regulation. For example, food manufacturers are subject to rigorous inspection and other requirements of the USDA and FDA. If federal, state or local regulation of our industry increases for any reason, then we may be required to incur significant expenses, as well as modify our operations to comply with new regulatory requirements, which could harm our operating results. Additionally, remedies available in any potential administrative or regulatory actions may include requiring us to refund amounts paid by all affected customers or pay other damages, which could be substantial.

Laws and regulations that apply to Internet communications, commerce and advertising are becoming more prevalent and these laws and regulations could significantly increase the costs we incur in using the Internet to conduct our business. The United States Congress has recently enacted Internet legislation regarding children’s privacy, commercial email, copyright and taxation. The European Union has recently adopted a directive addressing data privacy that may result in limits on the collection and use of member information. A number of other laws and regulations, including those at the state or local level, may be adopted that regulate the use of the Internet. These may include laws addressing user privacy, pricing, acceptable content, taxation, use of the telecommunications infrastructure, commercial email and quality of products and services. The laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws, including those governing intellectual property, privacy, libel and taxation apply to the Internet and Internet advertising. In addition, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet. As a result of these uncertainties, we may incur unanticipated, significant costs and expenses that could impact our financial results and condition.

The price of our common stock is likely to be volatile.

In the past three years our stock has closed at prices ranging from a high of $8.26 on March 6, 2006, to a low of $0.75 on August 25, 2009. If our revenues do not grow or grow more slowly than we anticipate, or if operating expenditures exceed our expectations or cannot be adjusted accordingly, the market price of our common stock could be materially and adversely affected. In addition, the market price of our common stock is subject to fluctuations in response to general trends in the weight loss industry, seasonality, announcements by our competitors, our ability to meet or exceed securities analysts’ expectations, recommendations by securities analysts, the condition of the financial markets and other factors. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of our common stock and cause it to fluctuate significantly.

The exercise of warrants or options may depress our stock price.

There are a significant number of warrants and options to purchase our common stock outstanding at prices ranging from $0.90 to $6.03 per share. Holders may sell the common stock acquired upon exercise of the warrants and options at a market price that exceeds the exercise price of the warrants and options paid by the holders. Sales of a substantial number of shares of common stock in the public market by holders of warrants or options may depress the prevailing market price for our common stock and could impair our ability to raise capital through the future sale of our equity securities.

We may enter into business combinations and strategic alliances which could be difficult to integrate and may disrupt our business.

We completed the Nutrio acquisition on May 18, 2006 and may continue to pursue expansion of our operations or market presence by entering into additional business combinations, investments, joint ventures or other strategic alliances with other companies. These transactions create risks such as:

•

difficulties in integrating newly acquired or newly started businesses into existing operations, which may result in increasing operating costs that would adversely affect our operating income and earnings;

•	the risk that our current and planned facilities, information systems, personnel and controls will not be adequate to support our future operations;
•	diversion of management time and capital resources from our existing businesses, which could adversely affect their performance and our operating results;
•	dependence on key management personnel of acquired or newly started businesses and the risk that we will be unable to integrate or retain such personnel;
•

the risk that the new products or services we may introduce or begin offering, whether as a result of internal expansion or business acquisitions, will not gain acceptance among consumers and existing customers;

•	the risk that new efforts may have a detrimental effect on our brand;
•

the risk that we will face competition from established or larger competitors in the new markets we may enter, which could adversely affect the financial performance of any businesses we might acquire or start; and

•

the risk that the anticipated benefits of any acquisition or of the commencement of any new business may not be realized, in which event we will not be able to achieve any return on our investment in that new business.

We will need to keep pace with rapid technological change in the e-commerce and Internet subscription diet and wellness plan industries.

In order to remain competitive, we will be continually required to enhance and to improve the functionality and features of our subscription products and Web site, which could require us to invest significant capital. If our competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our existing services, technology, and systems may become obsolete and we may not have the funds or technical know-how to upgrade our services, technology, and systems. We may face material delays in introducing new services, products, and enhancements. If such delays occur, our users may forego use of our services and select those of our competitors, in which event, our business, prospects, financial condition and results of operations could be materially adversely affected.

The sale of prepared meals and nutritional supplements involves product liability and other risks.

We face an inherent risk of exposure to product liability claims if the use of our prepared meal delivery products and nutritional supplements results in illness or injury. We are subject to various laws and regulations, including those administered by the United States Department of Agriculture and Food and Drug Administration, that establish manufacturing practices and quality standards for food products. We may be subject to claims that our products contain contaminants, are improperly labeled, include inadequate instructions as to use or inadequate warnings. Product liability claims could have a material adverse effect on our business as our contract indemnification rights and existing insurance coverage may not be adequate. Distributors of food products, vitamins, and nutritional supplements are frequently named as defendants in product liability lawsuits. The successful assertion or settlement of an uninsured claim, a significant number of insured claims or a claim exceeding the limits of our insurance coverage would harm us by adding costs to the business and by diverting the attention of senior management. Product liability litigation or regulatory action, even if not meritorious, is very expensive and could also entail adverse publicity for us and reduce our revenue.

Provisions in our certificate of incorporation may deter or delay an acquisition of us or prevent a change in control, even if an acquisition or a change of control would be beneficial to our stockholders.

Provisions of our certificate of incorporation may have the effect of deterring unsolicited takeovers or delaying or preventing a third party from acquiring control of us, even if our stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

Our certificate of incorporation permits our Board of Directors to issue preferred stock without stockholder approval upon such terms as the Board of Directors may determine. The rights of the holders of our common stock may be junior to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding common stock. The issuance of a substantial number of preferred shares could adversely affect the price of our common stock.

We rely on qualified, key executive management personnel.

The success of our business will also depend on our ability to hire and retain additional qualified key executive management personnel, particularly in the marketing, administrative and financial areas. If we are unable to attract and retain additional qualified personnel, our business could suffer.

Changes in consumer preferences could negatively impact our operating results.

Our program features pre-packaged food selections, which we believe offer convenience and value to our customers. Our continued success depends, to a large degree, upon the continued popularity of our program versus various other weight loss, weight management and fitness regimens, such as low carbohydrate diets, appetite suppressants and diets featured in the published media. Changes in consumer tastes and preferences away from our weight loss oriented meal delivery service and digital weight-loss programs, and any failure to provide innovative responses to these changes, may have a materially adverse impact on our business, financial condition, operating results, cash flows and prospects.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents that are incorporated by reference into this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements concern expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Specifically, this prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements regarding:

•	our expectation that we will seek additional capital through a private placement or public offering of our common stock;
•	our belief regarding market demand for our products;
•	our expectation that our total gross margins will improve in the future as our efforts to improve meal delivery margin are realized;
•	our expectation that revenue streams from revenue sources other than digital plan subscriptions will continue to become a larger share of total revenues;
•	our belief that we can rapidly secure alternate technology infrastructure vendors if we experience an interruption in Web site service;
•	our expectation that we will be successful in implementing programs designed to enhance the privacy protection of our visitors to our Web site;
•	our expectation that we will conduct our operations in compliance with applicable regulatory requirements;
•	our expectation regarding the effect of any legal proceedings or legal inquiries on our financial condition or results of operations; and
•	our estimates regarding certain accounting and tax matters, including the adoption of certain accounting pronouncements.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:

•	our ability to raise additional capital through a private placement or public offering of our common stock;
•	our ability to accurately assess market demand for our products;
•	our ability to improve our meal delivery margin and its effect on total gross margins;

•	our ability to rapidly secure alternate technology infrastructure vendors if we experience Web site service interruption;
•	our ability to successfully implement programs designed to enhance the privacy protection of our visitors to our Web site;
•	our ability to maintain compliance with applicable regulatory requirements;
•	our ability to sufficiently increase our revenues and maintain expenses and cash capital expenditures at appropriate levels;
•	the state of the credit markets and capital markets, including the level of volatility, illiquidity and interest rates; and
•	our ability to successfully estimate certain accounting and tax matters, including the effect on our Company of adopting certain accounting pronouncements.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the net proceeds, if any, from the sale of the securities that we may offer under this prospectus and any accompanying prospectus supplement will be used primarily for working capital and general corporate purposes. Additional information on the use of net proceeds from the sale of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

DILUTION

If you invest in our common stock in any offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book deficit per share of our common stock upon completion of the offering. The net tangible book deficit of the Company as of September 30, 2009 was approximately $16.0 million or $0.55 per share of common stock. Net tangible book deficit per share is determined by dividing the tangible book deficit of the Company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. The following example shows the dilution to new investors at an assumed offering price of $1.57 per share (the last reported sale price of our common stock on November 11, 2009).

Based on an aggregate market value of outstanding common stock held by non-affiliates equal to $18,849,802 as of November 11, 2009, we may not currently offer more than 4,002,081 shares of common stock under this prospectus during a 12 calendar month period under General Instruction I.B.6. of Form S-3. If we assume that 4,002,081 shares of common stock were sold at an assumed offering price of $1.57 per share, less an estimated underwriting discount equal to four percent (4%), less estimated offering expenses of $25,000 our net tangible book deficit as of September 30, 2009 would have been approximately $10.0 million or $0.30 per share. Such an offering would represent an immediate reduction in net tangible book deficit to existing stockholders of $0.25 per share and an immediate dilution to new stockholders of $1.87 per share. The following table illustrates the per share dilution:

Assumed public offering price per share		$1.57
Net tangible book deficit per share before this offering	$0.55
Increase attributable to new investors	$0.25
Net tangible book deficit per share after this offering		$0.30
Dilution per share to new stockholders		$1.87

The dilution above is based on an assumed offering price and number of shares. However, any prospectus supplements to this registration statement that we will file may update the dilution information based on the actual number of shares offered and the price at which the shares are offered.

PLAN OF DISTRIBUTION

We may sell the shares of our common stock being offered pursuant to this prospectus:

•	directly to purchasers or to a single purchaser;

•	to or through underwriters;

•	through one or more agents; or

•	through a combination of methods.

We may distribute the common stock from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

The prospectus supplement with respect to the common stock being offered will set forth the terms of the offering, including the names of the underwriters, dealers or agents, if any, the amount of the securities underwritten or purchased by each of them, the purchase price of the securities, the net proceeds to us, any underwriting discounts and other items constituting underwriters’ compensation and any discounts or concessions allowed or reallowed or paid to dealers.

If underwriters are used in an offering, we will sign an underwriting agreement with the underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

If dealers are used in an offering, we will sell the securities to the dealers as principals. The dealers then may resell the common stock to the public at varying prices which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

The common stock may be sold directly by us or through agents we designate. If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment. Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act of 1933) of the securities described therein. In addition, we may sell the common stock directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resales thereof.

Underwriters, dealers and agents may be entitled to indemnification by us against specific civil liabilities, including liabilities under the Securities Act of 1933 or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof, under underwriting or other agreements. Certain underwriters, dealers or agents and their associates may engage in transactions with, and perform services for us in the ordinary course of business.

Any common stock sold pursuant to a prospectus supplement will be eligible for listing and trading on Nasdaq, subject to official notice of issuance. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

LEGAL MATTERS

The validity of the common stock being offered hereby is being passed upon for us by Holland & Knight, LLP, Fort Lauderdale, Florida.

EXPERTS

The consolidated financial statements of the Company appearing in the Company’s Annual Report (Form 10-K) for the year ended December 31, 2008, have been audited by Ernst & Young LLP, independent registered certified public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements), included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the reports, proxy statements and other information that we file at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to you on the SEC’s web site (http://www.sec.gov).

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to documents containing that information. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offerings of all of the securities covered by this prospectus has been completed. We incorporate by reference into this prospectus the following documents filed by us with the SEC, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K:

SEC Filing (File No. 000-30559)	Period Covered or Date of Filing
Annual Report on Form 10-K	Year ended December 31, 2008
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2009, June 30, 2009 and September 30, 2009
Current Reports on Form 8-K	January 5, 2009, February 9, 2009, March 20, 2009, April 3, 2009, June 29, 2009, July 9, 2009, July 17, 2009, August 3, 2009, August 19, 2009, September 11, 2009 and September 29, 2009
Description of our common stock contained in the Registration Statement on Form 8-A and any amendment or report filed for the purpose of updating such description	May 4, 2000
Any future filings we will make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is complete or terminated.	After the date of this offering memorandum

We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of any documents that have been or may be incorporated by reference in the prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents, or you may obtain them from our corporate Web site at www.http://www.ediets.com/.com. Your request should be directed to our Chief Financial Officer at our principal executive offices at:

eDiets.com, Inc.

1000 Corporate Drive, Suite 600

Fort Lauderdale, FL 33334

Telephone: (954) 703-6374

We maintain an internet Web site at www. http://www.ediets.com/.com., which contains information relating to us and our business. We do not incorporate the information on our internet website by reference.

Statements contained in this prospectus concerning the provisions of any documents are necessary summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by the Company in connection with the issuance and distribution of the securities being registered hereunder. All of the amounts shown are estimates, except for the SEC registration fees.

SEC Registration Fee	$451.98
Printing and Engraving Expenses*	$2,500.00
Accounting Fees and Expenses*	$10,000.00
Legal Fees and Expenses*	$5,000.00
Fees and Expenses for Qualification Under State Securities Laws*	$1,000.00
Miscellaneous*	$1,000.00

TOTAL	$19,951.98

*Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Subsection (a) of Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 further provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Our Certificate of Incorporation provides for the indemnification by the Company of its directors to the fullest extent permitted by the Delaware General Corporation Law, and our Bylaws provide for the indemnification by the Company of its directors, officers, employees or agents to the fullest extent permitted by the Delaware General Corporation Law. In addition, we have entered into indemnification agreements with our directors and certain officers that provide for the indemnification of our directors and certain officers, to the fullest extent permitted by the Delaware General Corporation Law. We also maintain directors’ and officers’ liability insurance for our directors and officers.

ITEM 16. EXHIBITS.

Exhibit No.	Description

1.1	Form of Underwriting Agreement.*
4.1	Form of common stock certificate of eDiets.com, Inc.**
5.1	Opinion of Holland & Knight LLP ***
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm***
23.2	Consent of Holland & Knight LLP (included in Exhibit 5.1) ***
24.1	Power of attorney (included in the signature page hereof).
99.1	Waiver Letter No. 3 dated November 11, 2009. ***
99.2	Waiver and Forbearance Agreement dated November 11, 2009.***

*	To be filed, if necessary, by amendment or as an exhibit to a document to be incorporated by reference herein in connection with the offering of the common stock being registered.
**	Previously filed.
***	Filed herewith.

ITEM 17. UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that, (i) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective, and (ii) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fort Lauderdale, state of Florida, on November 12, 2009.

EDIETS.COM, INC.
(Registrant)

By:	/s/ Kevin N. McGrath
Name: Kevin N. McGrath,
Title: Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kevin N. McGrath, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, including any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Kevin A. Richardson II Kevin A. Richardson II	Chairman of the Board	November 12, 2009

/s/ Kevin N. McGrath Kevin N. McGrath	Chief Executive Officer	November 12, 2009

/s/ Thomas Hoyer Thomas Hoyer	Chief Financial Officer (Principal Financial and Accounting Officer)	November 12, 2009

/s/ Robert L. Doretti Robert L. Doretti	Director	November 12, 2009

/s/ Lee S. Isgur Lee S. Isgur	Director	November 12, 2009

/s/ Pedro N. Ortega-Dardet Pedro N. Ortega-Dardet	Director	November 12, 2009

/s/ Ronald Luks Ronald Luks	Director	November 12, 2009

/s/ Stephen L. Cootey Stephen L. Cootey	Director	November 12, 2009

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Holland & Knight LLP

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Holland & Knight LLP (included in Exhibit 5.1)

24.1	Power of attorney (included in the signature page hereof)

99.1	Waiver Letter No. 3 dated November 11, 2009

99.2	Waiver and Forbearance Agreement dated November 11, 2009